PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                         Contact:John W. Conlon
---------------------                         Chief Financial Officer
January 20, 2005                              (740) 373-3155


             PEOPLES BANCORP INC. REPORTS 2004 RESULTS OF OPERATIONS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced net income of $2,718,000, or $0.26 per diluted share, for the fourth quarter of 2004 compared to a net loss of $139,000, or $0.01 per diluted share, a year ago. For the year ended December 31, 2004, net income totaled $18,275,000, or $1.71 per diluted share, up from $16,254,000, or $1.52 per diluted share, earned in 2003.
         Earnings in the fourth quarter of 2004 were reduced by $2,596,000 ($1,688,000 after-tax) of charges relating to the previously announced repositioning of a portion of the investment portfolio; a write down of $128,000 ($83,000 after-tax) on real estate values of bank offices consolidated into other Peoples' banking centers; plus an other-than-temporary impairment charge of $490,000 ($319,000 after-tax) related to an investment in Fannie Mae ("FNMA") preferred stock. The net loss in 2003's fourth quarter was the result of balance sheet restructuring and other balance sheet charges of $7,462,000 ($5,372,000, after tax).
         "In the fourth quarter, we continued to prepare the balance sheet for the expected increases in interest rates and we incurred increased costs to comply with the Sarbanes-Oxley requirements. Also, some operations in our branch network were consolidated to improve our product service and delivery efficiency," commented Robert Evans, Chairman and CEO. "Consistent with the greater emphasis on dividends, we continued the dividend growth by 11.6% to $0.72 in 2004, marking the 39th consecutive year of dividend increases."
         Evans continued, "Non-interest revenues are expected to be higher in 2005, due in part to a full year's impact of recent acquisitions that are not directly impacted by the interest rate environment. Also, our lenders continue to originate quality loans, which should strengthen future earnings streams."
         At the close of business on December 3, 2004, Peoples Bank completed the acquisition of two full-service banking offices in the Ashland, Kentucky market from Advantage Bank, a subsidiary of Camco Financial Corporation. In the acquisition, Peoples acquired approximately $64 million in deposits and $43 million of loans. Concurrent with the acquisition, Peoples consolidated some of its Ashland, Kentucky area banking offices. Peoples Bank's Flatwoods office and the acquired office in downtown Ashland were consolidated into nearby Peoples Bank offices at the close of business on December 3, 2004. Also, the Peoples Bank Cedar Knoll office ceased operations at the close of business on December 27, 2004, with clients redirected to Peoples Bank's newly acquired office in Summit, Kentucky. Management expects this acquisition to be accretive to 2005 earnings.
         In the fourth quarter of 2004, Peoples repositioned a portion of its investment portfolio by selling approximately $85 million of fixed-rate securities, consisting primarily of mortgage-backed securities purchased in a historic low rate environment, and reinvested the net proceeds in other investment securities, primarily variable rate mortgage-backed securities. The securities sold were selected because management wanted to shorten the estimate life of the portfolio and expected the securities sold to underperform in a rising rate environment. While this repositioning is expected to have a minimal impact on short-term yields, the new securities have shorter estimated lives and duration than the securities sold, which should improve the overall long-term performance of the investment portfolio as interest rates return to more historic levels.
         Also during the fourth quarter of 2004, Peoples recorded a charge of $490,000 on an investment in FNMA preferred stock included in Peoples' available-for-sale investment portfolio. Management does not believe that the current market value of this instrument reflects the true long-term economic value of the investment since the market value should improve as this investment gets closer to its repricing date. Previously, the unrealized loss on this investment grade preferred stock had been reflected as a reduction of Peoples' equity and included in accumulated comprehensive income, net of deferred taxes, a separate component of stockholders' equity. Additionally, the write-down in value of the investment is not expected to have an impact on Peoples' future operating earnings or cash flows.
         In the fourth quarter of 2004, net interest income totaled $12,734,000, down 1% compared to $12,885,000 in 2003's fourth quarter. Net interest margin was 3.29% for the fourth quarter of 2004, compared to 3.34% for the prior quarter and 3.32% for the fourth quarter of 2003. For the year ended December 31, 2004, net interest income totaled $51,870,000 and net interest margin was 3.39%, versus $53,605,000 and 3.52%, respectively, for the same period in 2003.
         "Competition for quality loans and deposits remains intense, especially as rates continue to rise, which negatively impacts net interest income and margin," said Jack Conlon, Peoples' Chief Financial Officer. "Our actions over the last year to position the balance sheet for the expected eventual increase in rates has produced some benefits, although net interest margin has been negatively affected in the near term. However, we continue to shift to longer-term funding to lock in rates and match fund selected long-term three- and five-year adjustable rate commercial loans, which has offset any improvement in current asset yields. Our proactive management of Peoples' interest rate risk position and recent rate risk management actions, such as the investment portfolio repositioning, should minimize the impact of future rate increases on earnings by maintaining a slightly asset sensitive risk position."
         Non-interest income continues to benefit from recent acquisitions, particularly the insurance agencies acquired during the second quarter of 2004. Non-interest income grew 48% in the fourth quarter of 2004, totaling $7.0 million compared to $4.8 million a year ago, due in large part to the $1.8 million of revenues generated by the acquired insurance agencies. For the year ended December 31, 2004, non-interest income was up 39% to $25.4 million, from $18.3 million for the same period last year, with $4.7 million due to increased insurance commissions. A full year's impact of the Kentucky Bancshares acquisition completed in mid-2003 and additional business owned life insurance also were contributors to the non-interest revenue growth.
         "Acquisitions continue to serve as a means of growing and diversifying our revenues and decreasing our reliance on margin based revenues," stated Mark Bradley, Peoples' President and Chief Operating Officer. "The efforts of our sales associates have also grown other revenue sources, including deposit account service charges and e-banking revenues."
         Deposit account service charges remain Peoples' largest non-interest income source, totaling $2,414,000 in 2004's fourth quarter versus $2,219,000 for the same period in 2003, a 9% increase. This revenue growth is primarily attributable to a combination of higher volumes of overdraft and non-sufficient funds fees and an overall increase in the number of checking accounts, as well as an increase in the per item amount of certain cost recovery fees. As a result of Peoples' $20 million BOLI purchase in early 2004, BOLI produced tax-advantaged income of $483,000 in the fourth quarter of 2004 versus $343,000 a year ago. E-banking revenues, primarily ATM and debit card fees, grew 18% from the same quarter a year ago.
         In the fourth quarter of 2004, non-interest expense was $12.8 million versus $17.3 million in 2003's fourth quarter. This decline is attributable to Peoples incurring FHLB (Federal Home Loan Bank) advance prepayment fees of $6.8 million last year as part of a balance sheet restructuring, which more than offset current year increases primarily attributable to recent acquisitions and increased professional service costs related to compliance with Sarbanes-Oxley legislation. Other increased costs in the fourth quarter included salaries and benefits, occupancy costs and intangible amortization. Compared to the third quarter of 2004, non-interest expense was up 2% in the fourth quarter, with the additional professional fees, as part of Peoples compliance with new Sarbanes-Oxley regulatory requirements, accounting for $325,000 of the increase, or $0.02 per share after-tax.
         "We experienced an increase in operating expenses in the fourth quarter from acquisitions and compliance with new regulatory reporting requirements," commented Bradley. "We continue to monitor costs and adjust our sales compensation structure as part of our efforts to enhance Peoples' operating efficiency."
         Salaries and benefits, Peoples' largest operating expense, totaled $6.7 million for the fourth quarter of 2004, an increase of 32%, or $1.6 million, from a year ago. About 60% of the increase was attributable to the associates added in conjunction with acquisitions during 2004. Compared to the third quarter of 2004, salaries and benefits were essentially unchanged. Professional fees were up 43% in the fourth quarter of 2004 compared to a year ago, as Peoples worked to comply with new reporting requirements mandated by the Sarbanes-Oxley Act, which apply to all publicly traded companies.
            During the fourth quarter, loans grew $65.2 million, to $1.02 billion at December 31, 2004, a result of acquired loans of $43 million and internally generated loans of $21.9 million (or 9% annualized growth), which were primarily commercial real estate loans. As part of Peoples' mortgage banking activities, $106 million of fixed-rate real estate loans previously sold into the secondary markets due to the associated interest rate risk, are being serviced at December 31, 2004 compared to $76.1 million at December 31, 2003. Since year-end 2003, total loans were up $108.1 million, or 12%, at December 31, 2004, with $64.8 million of the growth the result of internal loan originations.
         "One of our successes in 2004 was the ability of our lenders to originate quality loans, which preserves our already strong asset quality," stated Bradley. "Economic conditions continue to show some improvement in our markets and commercial loan demand remains reasonably strong, which should provide our lenders with opportunities to generate additional loans."
         In the fourth quarter of 2004, the provision for loan losses was $531,000, compared to $915,000 a year ago, and $605,000 in the third quarter of 2004. The lower provision is directionally consistent with Peoples' asset quality in the loan portfolio during the fourth quarter. Nonperforming loans comprised 0.64% of total loans at December 31, 2004, compared to 0.53% at September 30, 2004, and 0.73% at December 31, 2003, while nonperforming assets comprised 0.43%, 0.30% and 0.41% of total assets for the same periods, respectively. Nearly all of the increase in nonperforming assets is attributable to a single restructured loan of $1.1 million and Peoples reclassifying the net value, totaling $752,000, of the recently closed offices, previously recorded as bank premises to other real estate owned in anticipation of their eventual sale.
         "Our lenders remain dedicated to maintaining asset quality as we work to grow loans in a disciplined manner," commented Bradley. "While nonperforming assets were up due to the consolidation of some banking offices and the renegotiation of a single commercial loan, we do not expect any losses in the near term. Our evaluation of factors affecting probable loan losses is ongoing, and we feel our continuing focus on asset quality should result in loan loss provisions (exclusive of Overdraft Privilege provisions), that are comparable to recent levels."
         Net chargeoffs were down 24% in the fourth quarter of 2004 compared to a year ago. Net chargeoffs relating to the Overdraft Privilege Program comprised the largest portion of the 2004 fourth quarter net chargeoffs, totaling $232,000 versus $216,000 a year ago. Real estate loan net chargeoffs were also a significant portion of total net chargeoffs, comprising $183,000 in the fourth quarter 2004 versus $72,000 a year ago. At December 31, 2004, the allowance for loan losses was $14.8 million, or 225.6% of nonperforming loans, compared to $14.6 million, or 216.1% of nonperforming loans, at year-end 2003.
         At December 31, 2004, total deposits were $1.07 billion, up $40.9 million from $1.03 billion a year ago. Excluding the deposits acquired in the fourth quarter, total deposits were down $23.7 million primarily due to intense competition for deposits, particularly certificates of deposits and other high-cost funds, during this period of rising interest rates. Although interest-bearing deposits declined, Peoples has grown non-interest-bearing deposits, excluding acquired deposits, $17 million, reflecting management's focus on growing core deposits and adjusting the overall mix of deposits to lower cost funds.
         "Overall, our results reflect the numerous challenges encountered in 2004," summarized Bradley. "With interest rates continuing to increase, prospects for loan growth, and continued strong asset quality, we look for better operating earnings in 2005. The flattening yield curve causes some concern, so expense control continues to be a major focus in these tougher times of net interest income growth. Achieving our goals for non-interest income growth involve increased cross-sales throughout our product lines."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
-----------------------------------
         Peoples will conduct a facilitated conference call to discuss fourth quarter and 2004 results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 1 year.


Safe Harbor Statement:
---------------------
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment which adversely impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions are less favorable than expected; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions which adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues;
(9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.

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PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                        ----------------------------------    ----------------------------------
                                                               Three Months Ended                        Year Ended
                                                                  December 31,                          December 31,
(in $000's, except per share data)                            2004               2003               2004               2003
                                                        ----------------------------------    ----------------------------------
PER SHARE DATA Net income (loss) per share:
   Basic                                                $         0.26     $        (0.01)    $         1.74     $         1.56
   Diluted                                              $         0.26     $        (0.01)    $         1.71     $         1.52
Cash dividends declared per share                       $         0.18     $         0.18     $         0.72     $         0.65
Book value per share                                    $        16.81     $        16.11     $        16.81     $        16.11
Tangible book value per share (a)                       $         9.83     $        11.76     $         9.83     $        11.76
Closing stock price at end of period                    $        27.43     $        29.51     $        27.43     $        29.51
Dividend payout as a percentage of net income                    69.50%                NM              41.66%             42.06%
Actual shares outstanding (net of treasury shares)          10,435,102         10,603,792         10,435,102         10,603,792
Weighted average shares outstanding:
   Basic                                                    10,317,081         10,614,989         10,529,332         10,433,708
   Diluted                                                  10,481,884         10,874,876         10,710,114         10,660,083

PERFORMANCE RATIOS (b)
Return on average equity                                          6.21%             -0.33%             10.60%              9.75%
Return on average assets                                          0.60%             -0.03%              1.04%              0.95%
Non-interest leverage ratio (c)                                  57.89%             47.38%             55.93%             48.68%
Efficiency ratio (d)                                             60.33%             55.59%             57.18%             51.06%
Net interest margin (fully tax equivalent)                        3.29%              3.32%              3.39%              3.52%
Net loan chargeoffs as a percentage of average loans              0.23%              0.33%              0.25%              0.30%
                                                        ---------------    ---------------    ---------------    ---------------

NM = Not meaningful

(a) Excludes the balance sheet impact of intangible assets acquired through the application of purchase accounting for acquisitions.
(b) Ratios for the three months ended December 31, 2004 and 2003 presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization). The ratio for year ended December 31, 2004, excludes the recovery of loss on other real estate owned of $210,000, included in the Other Non-interest Income. The ratio for the three months and year ended December 31, 2003, excludes Federal Home Loan Bank prepayment penalties of $6,817,000 and $6,858,000, respectively, and gain on sale of credit card portfolio of $1,423,000.
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income. The ratio for the three months and year ended December 31, 2003, excludes Federal Home Loan Bank prepayment penalties of $6,817,000 and $6,858,000, respectively, and gain on sale of credit card portfolio of $1,423,000.

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

                                                        ----------------------------------    ----------------------------------
                                                               Three Months Ended                        Year Ended
                                                                  December 31,                          December 31,
(in $000's)                                                   2004               2003               2004               2003
                                                        ----------------------------------    ----------------------------------
PROVISION FOR LOAN LOSSES
Provisions for Overdraft Privilege losses               $          186     $          255     $          866     $          781
Other provisions for loan losses                        $          345     $          660     $        1,680     $        2,820
                                                        ---------------    ---------------    ---------------    ---------------
     Total provisions for loan losses                   $          531     $          915     $        2,546     $        3,601

NET CHARGEOFFS
Gross chargeoffs                                        $          866     $        1,111     $        3,787     $        3,786
Recoveries                                              $          289     $          348     $        1,426     $        1,101
                                                        ---------------    ---------------    ---------------    ---------------
     Net chargeoffs                                     $          577     $          763     $        2,361     $        2,685

Overdrafts                                              $          232     $          216     $          822     $          704
Real estate                                                        183                 72                491                383
Consumer                                                           107                174                455                714
Commercial                                                          57                250                474                684
Credit card                                                         (2)                51                119                200
                                                        ------------------------------------------------------------------------
     Total net chargeoffs                               $          577     $          763     $        2,361     $        2,685
                                                        ------------------------------------------------------------------------
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               PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                         Year Ended
                                                                 December 31,                           December 31,
(in $000's)                                                  2004               2003               2004                2003
                                                      --------------------------------------------------------------------------
Average gross loans                                    $      992,632     $      920,903     $       942,761     $      894,419
Average investment securities                                 618,977            690,772             640,091            675,685
Average earning assets                                      1,601,388          1,608,011           1,579,692          1,574,381
Average intangible assets                                      67,023             46,378              59,619             40,775
Average total assets                                        1,792,864          1,753,326           1,761,224          1,710,042
Average non-interest-bearing deposits                         153,253            132,263             144,564            124,574
Average interest-bearing deposits:
    Savings                                                   164,320            178,886             171,705            172,240
    Interest-bearing demand deposits                          269,634            267,029             262,206            272,800
    Time deposits                                             456,664            462,919             454,793            453,488
                                                      ----------------   ----------------    ----------------   ----------------
        Total average interest-bearing deposits               890,618            908,834             888,704            898,528
Average stockholders' equity                           $      174,157     $      172,049     $       172,399     $      166,640
                                                      -----------------------------------    -----------------------------------

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

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                         Year Ended
                                                                 December 31,                           December 31,
(in $000's)                                                  2004               2003               2004                2003
                                                      -----------------------------------    -----------------------------------
Interest income                                        $       22,449     $       21,836     $        87,030     $       91,655
Interest expense                                                9,715              8,951              35,160             38,050
                                                      ----------------   ----------------    ----------------   ----------------
     Net interest income                                       12,734             12,885              51,870             53,605
Provision for loan losses                                         531                915               2,546              3,601
                                                      ----------------   ----------------    ----------------   ----------------
Net interest income after provision for loan losses            12,203             11,970              49,324             50,004
Net loss on securities transactions                            (3,070)            (1,880)             (3,040)            (1,905)
Net loss on asset disposals                                      (141)               (32)               (119)              (261)
Gain on sale of credit card portfolio                               -              1,423                   -              1,423
Non-interest income:
    Service charges on deposits                                 2,414              2,219               9,636              8,192
    Insurance and investment commissions                        2,153                365               6,152              1,465
    Fiduciary revenues                                            897                777               3,471              3,363
    Electronic banking revenues                                   636                538               2,390              2,055
    Business owned life insurance                                 483                343               1,899              1,403
    Mortgage banking income                                       222                385                 931              1,352
    Other non-interest income                                     244                131                 888                451
                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest income                               7,049              4,758              25,367             18,281
Non-interest expense:
    Salaries and benefits                                       6,678              5,054              24,574             19,636
    Occupancy and equipment                                     1,274              1,228               5,134              4,561
    Professional fees                                             711                496               2,030              1,938
    Amortization of intangible assets                             657                470               2,219              1,493
    Data processing and software                                  505                561               1,849              1,596
    Franchise taxes                                               372                313               1,458              1,126
    Bankcard costs                                                355                274               1,461              1,160
    Marketing                                                     303                198               1,128              1,053
    Long-term debt prepayment penalties                             -              6,817                   -              6,858
    Other non-interest expense                                  1,978              1,916               7,345              6,482
                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest expense                             12,833             17,327              47,198             45,903
                                                      ----------------   ----------------    ----------------   ----------------
Income (loss) before income taxes                               3,208             (1,088)             24,334             21,639
Income tax expense (benefit)                                      490               (949)              6,059              5,385
                                                      ----------------   ----------------    ----------------   ----------------
        Net income (loss)                              $        2,718     $         (139)    $        18,275     $       16,254
                                                      ===================================    ===================================
Fully tax equivalent net interest income               $       13,135     $       12,032     $        53,500     $       55,267


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


               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                      -----------------  ----------------  ---------------
(in $000's, end of period)                                              December 31,      September 30,     December 31,
                                                                            2004              2004              2003
                                                                      -----------------  ----------------  ---------------
LOAN PORTFOLIO
Commercial, mortgage                                                  $        450,270   $       430,513    $     380,372
Commercial, other                                                              126,473           116,621          131,697
Real estate, construction                                                       35,423            37,847           21,056
Real estate, mortgage                                                          349,965           307,648          301,726
Consumer                                                                        60,927            65,235           79,926
Credit card (a)                                                                      -                 -              221
                                                                      -----------------  ---------------------------------
     Total loans                                                      $      1,023,058   $       957,864    $     914,998

ASSET QUALITY
Allowance for loan losses as a percent of total loans                             1.44%             1.55%            1.59%
Allowance for loan losses as a percent of
    nonperforming loans (b)                                                      225.6%            293.5%           216.1%
Nonperforming loans as a percent of total loans (b)                               0.64%             0.53%            0.73%
Nonperforming assets as a percent of total assets                                 0.43%             0.30%            0.41%
Nonperforming assets as a percent of total loans and other real estate owned
    real estate owned                                                             0.75%             0.56%            0.78%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                     $            285   $           298   $          188
   Renegotiated loans                                                 $          1,128   $             -   $            -
   Nonaccrual loans                                                   $          5,130   $         4,747   $        6,556
   Other real estate owned                                            $          1,163   $           301   $          392
                                                                      -----------------  ----------------  ---------------
        Total nonperforming assets                                    $          7,706   $         5,346    $       7,136

REGULATORY CAPITAL (c)
Tier 1 risk-based capital                                                        10.82%            11.97%           14.08%
Total risk-based capital ratio (Tier 1 and Tier 2)                               12.17%            13.29%           15.43%
Leverage ratio                                                                    7.46%             7.85%            8.68%
Tier 1 capital                                                        $        127,616   $       134,630    $     147,591
Total capital (Tier 1 and Tier 2)                                     $        143,515   $       149,526    $     161,780
Total risk-weighted assets                                            $      1,179,342   $     1,124,683    $   1,048,295

SUPPLEMENTAL DATA
Trust assets under management                                         $        645,509   $       620,686    $     632,868
Employees (full-time equivalent)                                                   537               547              511
Full service offices                                                                41                42               42
Supermarket offices                                                                  4                 4                4
ATMs                                                                                33                33               32
Announced treasury share plans: (d)
    Total shares authorized for plan                                           625,000           625,000          315,000
    Shares purchased                                                            10,813           211,900           61,300
    Average price                                                     $          27.71   $         25.84   $        27.96
                                                                      -----------------  ----------------  ---------------

(a) Balance at December 31, 2003, represents nonqualifying balances not included in preliminary settlement of the credit card portfolio sale subject to final settlement.
(b) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(c) December 31, 2004, data based on preliminary analysis and is subject to revision.
(d) 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated. All share amounts have been adjusted for stock dividends.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       December 31,           December 31,
                                                                                      2004                   2003
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          31,449      $          73,426
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $594,457 at December 31, 2004, and $634,801 at
     December 31, 2003)                                                                   602,364                641,464
Loans held for sale                                                                           612                  2,847
Loans, net of unearned interest                                                         1,023,058                914,998
Allowance for loan losses                                                                 (14,760)               (14,575)
                                                                                ------------------     ------------------
     Net loans                                                                          1,008,298                900,423
Bank premises and equipment, net of accumulated depreciation                               22,640                 22,155
Business owned life insurance                                                              45,253                 23,355
Goodwill                                                                                   60,779                 41,407
Other intangible assets                                                                    12,022                  7,298
Other real estate owned                                                                     1,163                    392
Other assets                                                                               26,189                 23,337
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,810,769      $       1,736,104
                                                                                ==================     ==================

LIABILITIES
Non-interest-bearing deposits                                                   $         152,979      $         133,709
Interest-bearing deposits                                                                 916,442                894,821
                                                                                ------------------     ------------------
     Total deposits                                                                     1,069,421              1,028,530
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      51,895                108,768
Long-term borrowings                                                                      464,864                388,647
Junior subordinated notes held by subsidiary trusts                                        29,263                 29,177
Accrued expenses and other liabilities                                                     19,908                 10,102
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,635,351              1,565,224

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,850,641 shares issued at December 31, 2004, and
   10,704,938 shares issued at December 31, 2003)                                         162,284                161,005
Accumulated comprehensive income, net of deferred income taxes                              4,958                  4,255
Retained earnings                                                                          18,442                  7,781
Treasury stock, at cost (415,539 shares at December 31, 2004,
   and 101,146 shares at December 31, 2003)                                               (10,266)                (2,161)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      175,418                170,880
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,810,769      $       1,736,104
                                                                                ==================     ==================



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